EXHIBIT 23.2

                      Consent of Ernst & Young LLP, Independent Auditors

               We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-61223) to be filed on or about November 25, 1998 and related Prospectus of RCN Corporation for the registration of 396,442 shares of RCN Corporation's common stock and to the incorporation by reference therein of our report dated January 15, 1998, except for Note 10, as to which the date is February 20, 1998, on the financial statements of Erols Internet, Inc. included in the RCN Corporation Current Report on Form 8-K dated May 8, 1998, filed with the Securities and Exchange Commission.


                                                 /s/ Ernst & Young LLP
                                                 --------------------------
                                                 Ernst & Young LLP

Vienna, Virginia
November 24, 1998